Exhibit 10.43

[***] — Certain information in this exhibit have been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

CLINICAL CHEMISTRY ANALYZER AGREEMENT

                THIS CLINICAL CHEMISTRY ANALYZER AGREEMENT (this “Agreement”) is entered into as of January 30, 2007 (the “Effective Date”) by and between FUJIFILM Corporation., a Japanese corporation having its principal place of business at 26-30, Nishiazabu 2-chome, Minato-ku, Tokyo 106-8620 Japan (“Fuji”) and Heska Corporation, a Delaware corporation, having its principal place of business at 3760 Rocky Mountain Avenue, Loveland, CO  80538, USA (“Heska”).

W I T N E S S E T H:

                WHEREAS, Fuji is a manufacturer of diagnostic health care equipment and desires to obtain a distributor of Products (as hereinafter defined) in the veterinary market (the “Field” as hereinafter defined) in the Territory (as hereinafter defined);

                WHEREAS, Heska is a distributor of various products in the Field in the Territory;

                WHEREAS, in accordance with the terms and conditions hereof, Fuji is willing to appoint Heska as its exclusive distributor of Products in the Territory, and Heska is willing to accept such appointment.

                NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and upon the terms and subject to the conditions set forth below, Heska and Fuji hereby agree as follows:

ARTICLE 1 — DEFINITIONS

The following words and phrases, when used herein with initial capital letters, shall have the meanings set forth or referenced below:

1.1                                 “Affiliate” shall mean, with respect to each Party (as hereinafter defined), any legal entity that is, directly or indirectly, controlling, controlled by or under common control with such Party.  For purposes of this definition, a Party shall be deemed to control another entity if it owns or controls, directly or indirectly, more than fifty percent (50%) of the voting equity of the other entity, or directly or indirectly possesses the power to direct, or cause the direction of, the management and policies of such other entity by any means whatsoever.

1.2                                 “Analyzer” shall mean a non-handheld device, capable of performing chemical and electrolyte analyses of biological fluids, as described in Exhibit 1.13 and having the Specifications set forth in Exhibit 4.1.

1.3                                 “Calendar Quarter” shall mean a period of three (3) consecutive calendar months commencing on January 1, April 1, July 1 or October 1 during the Term.

1.4                                 “Calendar Year” shall mean each consecutive twelve (12) month period prior to the termination of this Agreement, commencing on January 1 and ending on December 31 of each such Calendar Year.

1.5                                 “Competing Product” shall mean a non-handheld device, capable of performing chemical and electrolyte analyses of biological fluids.

1.6                                 “Confidential Information” shall mean this Agreement and any and all technical data, information, materials and other know-how, including trade secrets, presently owned by or developed by, on behalf of, either Party and/or its Affiliates during the Term (as hereinafter defined) which relates to a Product, its development, manufacture, promotion, marketing, distribution, sale or use and any and all financial data and information relating to the business of either of the Parties and/or of their Affiliates, which a Party and/or its Affiliates discloses to the other Party and/or its Affiliates in writing and identifies as being confidential, or if disclosed orally, visually or through some other media, is identified as confidential at the time of disclosure and is summarized in writing within thirty (30) days of such disclosure and identified as confidential, except any portion thereof which:

(a)                                  is known to the receiving Party and/or its Affiliates at the time of the disclosure, as evidenced by its written records;

(b)                                 is disclosed to the receiving Party and/or its Affiliates by a Third Party having a right to make such disclosure;

(c)                                  becomes patented, published or otherwise part of the public domain through no fault of the receiving Party and/or its Affiliates; or

(d)                                 is independently developed by or for the receiving Party and/or its Affiliates without use of Confidential Information disclosed hereunder, as evidenced by its written records.

1.7                                 “End User” shall mean a natural person, corporation, partnership, trust, joint venture, government authority or other legal entity or organization in the Territory, other than Heska or Fuji and/or their respective Affiliates, that purchases Products under this Agreement for use or consumption in the Field by itself or its Affiliates.

1.8                                 “Extension Term” shall mean each additional renewal of the term of this Agreement, if any, following the Initial Term or another Extension Term, as set forth in Section 9.1.

1.9                                 “Field” shall mean the veterinary market.

1.10                           “Initial Term” shall mean the time beginning on the Effective Date and ending on December 31st of the Calendar Year in which the fifth (5th) annual anniversary of the Launch Date occurs, as set forth in Section 9.1.

1.11                           “Launch Date” shall mean the date on which Heska begins Sale of Products.

1.12                           “Party” shall mean Fuji or Heska and “Parties” shall mean Fuji and Heska.

1.13                           “Products” shall mean the Analyzers developed under Section 2.1 hereunder, consumables (e.g., slides), spare parts and associated products manufactured by or for Fuji, including those listed on Exhibit 1.13 subject to amendment pursuant to Section 2.4.

1.14                           “Purchase Price” shall mean the price, less any discounts, for Products purchased by Heska and its Affiliates from Fuji and its Affiliates hereunder, as set forth on Exhibit 1.13.

1.15                           “Sale”, “Sell” or “Sold” shall mean to sell, hire, let, rent, lease, license or otherwise dispose of Product, either directly or indirectly through Subdistributors, to a Third Party or Affiliate, provided such Affiliate is an end user of Products for commercial purposes for monetary or other valuable consideration.  “Sale”, “Sell” or “Sold” shall not include a transaction where samples of Product are supplied without charge in connection with clinical or other experimental trials.

1.16                           “Specifications” shall mean the features, functionality and characteristics of the Products, as set forth in Section 4.1.

1.17                           “SpotChem Products” shall mean SPOTCHEM™ EZ Dry Chemistry analyzers and related products, including but not limited to consumables and spare parts.

1.18                           “Subdistributor” shall mean a natural person, corporation, partnership, trust, joint venture, government authority or other legal entity or organization in the Territory, other than Heska or Fuji and/or their respective Affiliates, which purchases Products from Heska for the purpose of resale to End Users for use in the Field.

1.19                           “Technical Documentation” shall mean all documents prepared by Fuji in the ordinary course of business that describe the Products in terms of their intended use and Product claims.  Such documents may take the form of user instructions, system manuals, product updates or technical bulletins, but are not limited to such forms.

1.20                           “Term” shall have the meaning set forth in Section 9.1.

1.21                           “Territory” shall mean United States of America and Canada.

1.22                           “Third Party” shall mean a natural person, corporation, partnership, trust, joint venture, governmental authority or other legal entity or organization other than the Parties and/or their Affiliates.

ARTICLE 2 — DEVELOPMENT

2.1                                 Development Plan. Fuji and Heska agree to work together to develop the Analyzer and its consumables that meet the Specifications.  The development of such Analyzer and consumables will be conducted in accordance with an agreed-upon development plan (the  “Development Plan”).  Each Party will contribute the resources, such as technical information and personnel and expense, as outlined in the Development Plan.

2.2                                 Intellectual Property Rights.  All rights and title to inventions and/or discoveries, patentable or otherwise, developed under this Agreement (“Inventions”) solely by Fuji shall belong to Fuji.  All rights and title to Inventions developed solely by Heska shall belong to Heska.  All rights and title to Inventions developed jointly by Fuji and Heska shall belong jointly to Fuji and Heska.  The patent laws of the United States relating to inventorship shall determine ownership rights with respect to patentable inventions.  Each Party shall notify the other Party promptly in writing of each Invention.

2.3                                 Right of First Negotiation with respect to Inventions.  Within thirty (30) days after written notice of an Invention pursuant to Section 2.2:

(a)          Fuji shall give Heska a written notice offering to enter into negotiations to license, on an exclusive basis, Fuji’s rights to Heska with respect to any patent rights,technology, manufacturing, distribution or other rights in and to such Invention in the Field and in the Territory (the “Veterinary Rights”).  If, within thirty (30) days of receipt of such notice, Heska notifies Fuji that it is interested in licensing the Veterinary Rights, Heska and Fuji shall enter into good faith negotiations with respect thereto and Fuji will not enter into any agreement or arrangement with any Third Party with respect to the Veterinary Rights unless Heska and Fuji fail to execute a letter of intent or binding agreement within ninety (90) days after Fuji’s receipt of Heska’s notice of interest.  If the Parties do not execute a letter of intent or agreement within such ninety (90) day period, Fuji shall be free to offer the Veterinary Rights to Third Parties; provided however, that until twelve (12) months after the ninety-day period has expired without the letter of intent being executed with Heska, Fuji shall not offer or enter into any agreement or other arrangement with respect to the Veterinary Rights with a Third Party on terms more favorable to such Third Party than those offered in writing to Heska by Fuji; and

(b)         Heska shall give Fuji a written notice offering to enter into negotiations to license, on an exclusive basis, Heska’s rights to Fuji with respect to any patent rights,technology, manufacturing, distribution or other rights in and to such Invention outside the Field (the “Non-Veterinary Rights”).  If, within thirty (30) days of receipt of such notice, Fuji notifies Heska that it is interested in licensing the Non-Veterinary Rights, Fuji

[***] — Certain information on this page have been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

and Heska shall enter into good faith negotiations with respect thereto and Heska will not enter into any agreement or arrangement with any Third Party with respect to the Non-Veterinary Rights unless Fuji and Heska fail to execute a letter of intent or binding agreement within ninety (90) days after Heska’s receipt of Fuji’s notice of interest.  If the Parties do not execute a letter of intent or agreement within such ninety (90) day period, Heska shall be free to offer the Non-Veterinary Rights to Third Parties; provided however, that until twelve (12) months after the ninety-day period has expired without the letter of intent being executed with Fuji, Heska shall not offer or enter into any agreement or other arrangement with respect to the Non-Veterinary Rights with a Third Party on terms more favorable to such Third Party than those offered in writing to Fuji by Heska.

2.4                                 Improved Products. Any and all improvements in and to the Products shall, automatically upon their commercial availability, become Products under this Agreement.

ARTICLE 3 — APPOINTMENT TO MARKET AND DISTRIBUTE; REQUIREMENTS

3.1           Exclusive Appointment; Requirements.  As of the Effective Date, Fuji hereby appoints Heska and its Affiliates for the Term as Fuji’s exclusive distributor of Products in the Field in the Territory, and Heska accepts such appointment; provided, however, if Heska fails to purchase at least [***] per Calendar Year in any calendar Year during the Term of this Agreement (unless Heska’s failure to purchase such Analyzers is the result of Fuji’s failure to delivery Product by the delivery date set forth in the applicable Purchase Order), the exclusive distributorship granted in this Section 3.1 shall change to a non-exclusive distributorship upon written notice to Heska within thirty (30) days after expiration of such Calendar Year.  Subject to Section 4.6,  Fuji shall manufacture and sell to Heska, and, subject to Section 3.2, Heska shall purchase from Fuji, all of Heska’s and its Affiliates’ requirements for marketing, promoting, Selling and distributing Products in the Territory for use in the Field.  Except as set fort in Section 3.2, the exclusive distributorship granted in this Section 3.1 is on the condition that Heska or its Affiliates does not purchase from any third Party any Competing Product for marketing, promoting, Selling and distributing for use in the field in the territory, as long as   Fuji or its Affiliates is capable of supplying the Products to Heska. As exclusive distributor in the Field in the Territory, Heska shall have the sole and exclusive right to market, promote, Sell and distribute Products in the Territory for use in the Field, which right shall operate to exclude all others, including Fuji, its Affiliates and all Third Parties.  In furtherance of this exclusive grant to Heska and its Affiliates, Fuji hereby agrees to use its commercially reasonable efforts to ensure that any Products Sold outside the Field are not directly Sold by Fuji or indirectly Sold by Fuji’s distributors or customers to End Users in the Territory, to the extent permitted under applicable competition laws.

3.2           Exception to Requirements Obligations.  Notwithstanding Heska’s and its Affiliates’ obligations not to purchase Competing Products from any Third Party pursuant to Section 3.1, Heska is specifically permitted to continue to purchase SpotChem Products and to Sell and distribute SpotChem Products (i) to Affiliates and Third Parties prior to the Launch Date, and (ii) to Heska’s and Affiliates’ customer base in existence as of the Launch Date; provided that Heska shall not purchase any new SPOTCHEM™ EZ Dry Chemistry analyzers at any time following the Launch Date.

3.3         Right of First Refusal.  With the exceptions of the countries specifically set forth on Exhibit 3.3, in the event that Fuji desires to appoint a distributor of the Products in the Field in any country or region outside the Territory, Fuji shall first offer in writing to Heska the opportunity to accept such appointment, subject to the terms and conditions of this Agreement.  Heska shall have thirty (30) days to accept or reject such offer in writing in its sole discretion.  In the event of acceptance by Heska, Fuji and Heska shall amend this Agreement to modify the Territory to include such country or region.

3.4           Selling Price.  Heska, in its sole discretion, shall determine the final sales price of Products Sold by Heska to Affiliates and Third Parties in the Field in the Territory, and no other term or provision in this Agreement shall be interpreted or deemed to provide Fuji with any right to determine the final sales price of Products Sold by Heska hereunder.

3.5           Appointment of Subdistributors.  Heska shall have the right to appoint Subdistributors for the Sale of the Products in the Field in the Territory.  Heska agrees that, if it enters into an agreement or arrangement with any Subdistributor to allow such Subdistributor to offer for Sale, Sell, have Sold, use, have used, market, have marketed, distribute, have distributed, import and have imported Products in the Field in any country or region of the Territory, Heska shall contractually restrict such Subdistributor’s activities to sales of Products in the Field for use in the Field by contractually restricting the Subdistributor from reselling Products to Third Parties outside the Field outside the Territory to the extent permitted under applicable competition laws.

3.6           Right of First Negotiation with respect to New Products.  Within thirty (30) days after written notice of any new product of Fuji capable of performing chemical and/or electrolyte analyses of biological fluids (a “New Product”), Fuji shall give Heska a written notice offering to enter into negotiations to purchase Heska’s and its Affiliates’ requirements for marketing, promoting, Selling and distributing such New Product in the Territory for use in the Field (the “New Product Right”).  If, within thirty (30) days of receipt of such notice, Heska notifies Fuji that it is interested in exercising such New Product Right, Heska and Fuji shall enter into good faith negotiations with respect thereto and Fuji will not enter into any agreement or arrangement with any Third Party with respect to the New Product Right for use in the Field in the Territory unless Heska and Fuji fail to execute a letter of intent or binding agreement within ninety (90) days after Fuji’s receipt of Heska’s notice of interest.  If the Parties do not execute a letter of intent or agreement within such ninety (90) day period, Fuji shall be free to offer the New Product Right to Third Parties for use in the Field in the Territory.

[***] — Certain information on this page have been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

ARTICLE 4 — SPECIFICATIONS, MANUFACTURE, SUPPLY AND DELIVERY OF PRODUCTS

4.1           Specifications.  Fuji and Heska shall finalize and mutually agree upon the Specifications for the Products in writing no later than June 30, 2007.  In the event that either party proposes to modify the Specifications of any Products to be supplied to Heska, both parties agree to review and discuss such proposals in good faith; provided, however, any change to the Specifications will only be made upon the prior written consent of both Heska and Fuji.     Except with Heska’s prior written consent, all consumable Product that have an expiration date shall have dating of not less than (i) [***] from the date of manufacture by Fuji and (ii) [***] from the date of receipt by Heska.

4.2           Packaging and Labeling.  Fuji shall supply all packaging and labeling required for Products.  All Product packaging and labeling shall be as set forth in the Specifications.  All labeling and packaging shall designate Fuji as the “manufacturer” and Heska as the “distributor” of the Products and shall include both Parties’ logos and additional branding of both Parties as shall be set forth in the Specifications.  Heska shall reimburse Fuji for any additional costs incurred in manufacturing Products as a result of changes to packaging and/or labeling requested by Heska in writing after the Launch Date.  To the extent any of the packaging and/or labeling to be used as contemplated hereby includes any Heska trademarks and/or artwork, Fuji shall not acquire any right or interest therein except for the purpose of manufacturing and packaging Products for Heska pursuant hereto.  Fuji shall be responsible for assuring that all Product packaging materials and labels comply with applicable laws.

4.3           Manufacture, Sale and Purchase of Products.  During the Term, Fuji shall manufacture or have manufactured, release, sell and deliver to Heska those units of Products as are ordered by Heska and accepted by Fuji hereunder and in accordance with the Specifications for each of the Products. Each party shall comply with all applicable rules and regulations applicable to the manufacture or sale of the Products in the Territory in the Field, including as applicable, those rules and regulations of the FDA, and in accordance with all other applicable laws and regulations of countries in which Heska sells Products.

4.4           Rolling Forecasts.  Prior to the end of each Calendar Quarter, beginning at the end of the first Calendar Quarter in 2007, Heska shall provide Fuji with a non-binding forecast of its requirements of the Products for the following four (4) Calendar Quarters.

4.5           Product Orders.  Heska shall order Products on purchase orders which shall specify the quantities of each Product ordered, delivery dates, the identity of Products ordered, Product price, and delivery and shipping instructions including carrier selected.  All purchase orders shall provide Fuji with no less than [***] notice to the specified delivery date after Fuji’s receipt of the purchase order.  All orders will be governed by the terms of this Agreement.  To the extent that any purchase order, confirmation of acceptance or other document contains terms in conflict with, or in addition to, the terms of this Agreement, such conflicting or additional terms shall not be binding on the Parties unless agreed upon in advance in writing by the Parties.

4.6           Acceptance of Purchase Orders.  Purchase orders in compliance with the requirements of this Agreement shall be deemed accepted upon receipt by Fuji and shall be acknowledged as such by Fuji within five (5) days of receipt; provided, however, that if Heska’s purchase order of a Calendar Quarter exceeds one-hundred and ten percent (110%) of the forecasts provided by Heska to Fuji pursuant to Section 4.4, Fuji shall only make commercially reasonable efforts to accept and deliver the exceeding portion of the purchase order, but having no obligations to do so.

4.7           Purchase Prices.  Purchase Prices for the Products are listed on Exhibit 1.13.  The Purchase Price set forth in Exhibit 1.13 shall be fixed for the Term.

4.8                                 Taxes.  The Purchase Prices do not include insurance, freight, customs, duties, taxes, any foreign, federal, state or local taxes that may be applicable to Products including, without limitation, sales, excise, value-added, withholding, and other taxes other than taxes based upon Fuji’s net income and other similar charges.  When Fuji has the legal obligation to collect such taxes, the appropriate amount shall be added to Heska’s invoice and paid by Heska unless Heska provides Fuji with a valid tax exemption certificate authorized by the appropriate taxing authority.

4.9           Delivery of Product; Determination of Method of Transportation.  Products shall be delivered FCA (Incoterms 2000) Fuji’s warehouse at Yokohama, Japan.  The method of transportation of the Products, shipping destination and the carrier selected shall be as specified by Heska in its purchase orders. Notwithstanding the foregoing, regarding the consumable Products, Heska agrees and acknowledges that Fuji has an allowance of +5% of the quantity of delivered Products than ordered quantity in the firm purchase order.  In addition to the requirements set forth in Section 4.1, all consumable Products which has the term of validity (i.e., expiration date) shall be delivered by Fuji within four (4) months from the date of manufacturing such consumable Products.

4.10         Payments Due.  All payments due and payable hereunder shall be made by check or wire transfer within sixty (60) days from Heska’s receipt of the Products.  The invoiced amount shall be paid by Heska to Fuji by:  (a) wire transfer to the bank listed on Exhibit 4.10 or otherwise specified by Fuji, or (b) certified bankers check.

4.11         Currency Basis.  All prices including Product Prices for Products and payments therefor shall be in U.S. dollars (“US$”).

4.12         Acceptance of Product.  Heska shall not be obligated to accept any Product that does not conform to the Specifications. Heska shall inspect all Products upon delivery in a commercially reasonable manner.  Failure by Heska to give notice of defective or damaged Product within the time periods specified in Section 4.13 shall be deemed a waiver of Fuji’s obligations with respect to repair, replacement or refund as set forth below.

4.13         Defective and Improper Delivery; Product Returns.  If Heska or a Subdistributor or End User claims that: (a) any Product is defective; (b) incorrect Product was shipped; or (c) there was a shortage in the shipment, and notice in writing of such defective Product, incorrect shipment or shortage is provided to Fuji within thirty (30) days of receipt of the shipment, then, upon receipt of such notice, Fuji shall either replace any defective or incorrectly shipped Product, make up any shortfall or refund any Purchase Price paid by Heska, at Heska’s option.  If any Product is claimed by Heska, a Subdistributor or End User to be defective and Fuji is notified in writing of such defect in writing within fifteen (15) days of discovery of such defect, then Fuji shall either repair, replace or provide a refund for any such defective Product at Heska’s discretion.  Upon request by Fuji, Heska shall deliver to Fuji, at Fuji’s cost, any returned Product with regard to which the credit is claimed.  In addition, Fuji shall reimburse Heska for reasonable freight expenses directly related to delivering said Product to Fuji.

ARTICLE 5.  MARKETING OF PRODUCTS

5.1           Marketing.  Heska shall, at its own expense, use commercially reasonable efforts to market and promote the Products in the Territory.

5.2           Catalogs, Bulletins.  At Heska’s written request, Fuji shall provide Heska with reasonable quantities or electronic files of brochures, instructional material, advertising literature and other relevant Technical Documentation regarding the Products, at no charge to Heska.  Such documents shall be in the English language, and may be in other languages to the extent already available.  Heska, at its own cost, may provide a translation of the documents into the local language.

5.3                                 Training.  Fuji shall provide the training to Heska as set forth in Exhibit 5.3.

5.4           Technical Support.  Heska agrees to be responsible as the first point of contact for technical support with the End User.  The term “Technical Support” shall mean, without limitation, problem resolution, explanation of functionality and collection of incident reports.  Fuji will provide technical service support to Heska, its Subdistributors and End Users as requested by Heska.

5.5           Warranty Services.  Heska shall provide a technical liaison and assistance to End Users for warranty service of the Products.  In addition, upon mutual written agreement of Heska and Fuji, Heska shall perform certain warranty repairs during the term of the warranty, which shall be billed to and paid by Fuji at mutually agreed upon labor rates.   In order to provide such warranty repairs, Fuji shall provide appropriate service manuals, updated service bulletins and parts in advance and in an adequate amount to effect such repairs.

ARTICLE 6.  INTELLECTUAL PROPERTY RIGHTS

6.1           Use of Trademarks and Tradenames.  Heska shall not use the trademark “Fuji” and any other trademarks, service marks or tradenames used by Fuji to identify the Products (the

“Marks”) regarding selling, distributing, marketing or promoting the Products, without Fuji’s prior written consent, such consent not be unreasonably withheld or delayed.  Upon Fuji’s prior written consent with respect to each new substantive configuration of the marks that Heska proposes to use, Heska may use the Marks solely for the purpose of identifying Fuji as the manufacturer of the products, Heska’s distribution of Products, and related performance under this Agreement.  For the avoidance of doubt, once Fuji approves a particular use of the Marks, Heska shall be permitted to continue to use such configuration of the Marks without the need to obtain additional consent from Fuji; provided that each further use is similar to the prior approved use.  Any substantive changes to the configuration, however, will require Fuji’s further prior written consent.  Further, Fuji agrees to approve or reject any proposed new configuration of the Marks within ten (10) business days.  The Marks and the goodwill associated therewith are and shall remain the exclusive property of Fuji.  Heska shall not: (a) use the Marks as part of any composite mark including any elements not approved in advance in writing by Fuji; (b) challenge the validity or enforceability of the Marks (unless such restriction is illegal); (c) acquire any proprietary rights in the Marks by reason of any activities under this Agreement or otherwise; or (d) use any Marks or Fuji’s corporate name or trade name as a part of its corporate name or trade name, nor shall it make any representations or use any names which may or are likely to cause the public to mistake or confuse Heska for or with Fuji.  All uses of the marks by Heska and any additional goodwill created thereby shall inure to the exclusive benefit of Fuji.  Fuji, at all times during the Term on reasonable notice, shall have the right to inspect the materials and services on or in connection with which the Marks are use in order to assure Fuji that its quality standards relating to the products and Heska’s servicing and other Mark-pertinent provisions of this Agreement are being observed.  If at any time Fuji shall reasonably object to any use to which the Marks are put, heska shall promptly cease any such use.

ARTICLE 7.  REPRESENTATIONS AND WARRANTIES; RECALLS

7.1           Product Warranty to End Users.  Heska shall pass through to End Users Fuji’s standard written limited warranty for all Products as set forth in Section 7.2.  Heska shall not alter or expand such warranty; provided, however, that nothing in this Agreement limits Heska’s ability to provide its own warranty on any of the Products to its End Users (an “Extended Warranty”) so long as Heska is responsible for satisfying any obligations under such Extended Warranty that exceed Fuji’s written limited warranty.

7.2           Warranty.  Fuji shall extend to Heska and to Heska’s Subdistributors or End Users standard product warranties, as set forth in Exhibit 7.2; provided, however, that any modification to any such Product warranties shall require the prior written consent of Heska.  Further, Fuji warrants to Heska that at the time of delivery by Fuji, all Products sold hereunder:  (i) shall have been produced in accordance with the Specifications; (ii) shall be free from any defect in materials or workmanship; (iii) shall have been manufactured in accordance with any applicable Current Good Manufacturing Practices and applicable laws and regulations; (iv) shall be free from any security interests or other lien or encumbrance; (v) shall have a shelf life consistent with the requirements of this Agreement and the dating set forth thereon, if any; and (vi) do not infringe any copyright, patent, trade secret, trademark, or other proprietary right of any Third Party in the Territory.

7.3           Disclaimer of Warranties.  EXCEPT FOR THE LIMITED WARRANTIES PROVIDED IN SECTIONS 7.1 AND 7.2, FUJI MAKES NO OTHER REPRESENTATIONS OR WARRANTIES OF ANY KIND, AND THE WARRANTIES OF FUJI ARE IN LIEU OF ALL OTHER WARRANTIES, INCLUDING BUT NOT LIMITED TO ANY IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.  EXCEPT FOR THE WARRANTY PROVIDED FOR IN SECTIONS 7.1 AND 7.2, FUJI MAKES NO WARRANTY OF ANY KIND TO END USERS OF HESKA HEREUNDER.

7.4           Recall or Advisory Actions.  If either Party proposes to recall a Product or issue an advisory letter regarding reliability of or defects in a Product, then such Party shall first notify the other in writing in a timely manner prior to making such recall or issuing such advisory letter.  Each Party shall endeavor to reach an agreement with the other regarding the manner, text and timing of any publicity to be given such matters in time to comply with any applicable regulatory requirements, but such Agreement shall not be a precondition to any action that a Party deems necessary to protect users of a Product or to comply with any applicable governmental orders.  In the event Fuji should request Heska to recall a Product, Heska shall take all appropriate actions to recall such Product.  Fuji shall bear the expenses of any recall requested by it or resulting from defective manufacture or packaging by Fuji.  Heska shall bear the expenses of any recall resulting from improper storage, handling or delivery by Heska.  In cases where the recall is unrelated to any fault of either Party, the expense of the recall shall be borne by the Parties equally.

ARTICLE 8.  INDEMNIFICATION; LIMITATION OF LIABILTY; CONFIDENTIALITY

8.1           Indemnification by Fuji.  Fuji shall indemnify, defend and hold Heska harmless against all claims, losses, damages, liabilities and expenses, including reasonable attorney’s fees and disbursements, incurred by Heska arising with respect to, out of or in connection with any claim that (i) the Products infringe any copyright, patent, trade secret, trademark, or other proprietary right of any Third Party or (ii) the Products cause bodily injury (including death), or physical damage to tangible property; provided that Fuji is notified promptly in writing of the claim by Heska promptly after Heska’s notice thereof  and Heska provides reasonable assistance in the settlement or defense of such claim, at Fuji’s expense; provided, that Product is not altered by Heska except as specifically directed by Fuji.  If a Product is held to constitute an infringement and its use as contemplated by this Agreement is enjoined or threatened to be enjoined, Fuji shall at its option and expense:  (a) procure for Heska the right to continue to Sell and distribute the Products; or (b) replace or modify the Products with a version that is non-infringing.  The provision of Section 8.1 above shall not apply to the extent that the infringement or damage exists as a result of: (i) any combination of the product with other product(s), (ii) any use of the Product other than its normal or intended use, (iii) any modification of the Products made by a party other than Fuji, (iv) any design or specification of the product requested by Heska, or (v) Heska’s breach of this Agreement, or any negligent act or omission of Heska, its employees, agents, distributors or dealers.

8.2           Limitation of Liability.  EXCEPT FOR CLAIMS MADE PURSUANT TO SECTION 8.1, UNDER NO CIRCUMSTANCES SHALL A PARTY BE RESPONSIBLE TO THE

OTHER PARTY FOR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES ARISING OUT OF OR IN CONNECTION WITH THE SALE, DELIVERY, NONDELIVERY, SERVICING, USE, MAINTENANCE, SUPPORT, CONDITION OR POSSESSION OF PRODUCTS.  THIS SECTION DOES NOT LIMIT FUJI’S LIABILITY FOR BODILY INJURY (INCLUDING DEATH), OR PHYSICAL DAMAGE TO TANGIBLE PROPERTY CAUSED BY FUJI OR THE PRODUCTS.

8.3           Confidentiality.  Neither Party shall use for any purpose, other than as contemplated by this Agreement, or divulge to any Third Party, any Confidential Information provided to such Party by the other Party, except as may be required by law or judicial order.

8.4           Public Announcements.  Neither Party shall make any public announcement concerning this Agreement, nor make any public statement which includes the name of the other Party or any of its Affiliates, or otherwise use the name of the other Party or any of its Affiliates in any public statement or document, except as may be required by law, including the requirements of the SEC, or judicial order, without the written consent of the other Party, which written consent shall not be withheld unreasonably; provided, that the party required by law to disclose shall use reasonable efforts to provide the other party notice in writing of any proposed disclosure under this Section and an opportunity to object to the disclosure or seek confidential treatment thereof.

ARTICLE 9.  TERM AND TERMINATION

9.1           Effective Date and Term.  On the condition that Fuji’s Third Party patent searches have been completed as satisfactorily to Fuji by May 31, 2007, this Agreement shall commence as of the Effective Date and expire on December 31st of the Calendar Year in which the fifth (5th) annual anniversary of the Launch Date occurs (the “Initial Term”), unless sooner terminated as expressly provided in this Article 9.  Following the Initial Term, this Agreement will renew automatically for additional one (1) year terms (each, an “Extension Term”), unless (i) either Party provides not less than ninety (90) days written notice to the other Party prior to the commencement of any Extension Term, of its intention not to renew; provided, however, if Heska has maintained exclusivity during then current Calendar Year by meeting the minimum commitments set forth in Section 3.1, the Fuji shall not have the right to elect to not renew this Agreement for the following Calendar Year or (ii) this Agreement is sooner terminated as expressly provided in this Article 9 or (iii) Heska fails to meet the minimum commitments set forth in Section 3.1 and Fuji elects not to renew this Agreement pursuant to Section 9.1(i).  The Initial Term and all Extension Terms are referred to herein as the “Term.”

9.2           Termination For Cause By Either Party.  In addition to the rights of the Parties to terminate this Agreement as provided hereinabove, either Party may terminate this Agreement for cause upon written notice to the other Party in the event the other Party: (a) appoints a receiver, executes an assignment for the benefit of creditors or files or otherwise becomes subject to bankruptcy or insolvency proceedings; or (b) materially breaches this Agreement and fails to cure such breach within thirty (30) days after receipt of written notice of breach from the non-breaching Party, as such cure period may be extended for such additional period as the non-breaching Party reasonably determines that the breaching Party is diligently pursuing a cure of such breach, such additional period not to exceed ninety (90) days, or (c) either Party fails to comply with all applicable rules and regulations applicable to the manufacture or sale of Products in the Territory in the Field.

9.3           By Heska.  Heska may terminate this Agreement upon ten (10) days written notice to Fuji in the event that (i) the Launch Date fails to occur on or before January 1, 2008 due to Fuji’s inability or unwillingness to supply the Product, unless Heska and Fuji mutually agree in writing to delay the Launch Date due to development delays or other reasons within thirty (30) days after the Launch Date, or (ii) Fuji is unable to supply the Product to meet Heska’s requirements (including delivery date) in three (3) separate purchase orders issued pursuant to Section 3.5 during any Calendar Year on or after the Launch Date.

9.4           By Fuji.  Fuji may terminate this Agreement upon ten (10) days written notice to Heska in the event that the Launch Date fails to occur on or before January 1, 2008 due to Heska’s failure to order Product made available by Fuji, unless Heska and Fuji mutually agree in writing to delay the Launch Date due to development delays or other reasons after thirty (30) days from the Launch Date.

9.5                                Effect of Expiration or Termination.  Upon expiration or termination of this Agreement:

(a)                                  The Parties shall immediately cease the use of any Confidential Information of the other Party, except as permitted in this Section 9.5.

(b)                                 Unless this Agreement is terminated by Fuji for Heska’s breach or bankruptcy, (i) Fuji shall honor all purchase orders accepted prior to the date of expiration or termination, and (ii) Heska may continue to purchase from Fuji and Fuji will continue to manufacture and sell to Heska, at Heska’s request, Heska’s requirements for consumable Products, spare parts and associated products (“Post-Termination Supply”) on a nonexclusive basis but otherwise on the terms set forth in this Agreement for a period of up to five (5) years following the date of expiration or termination; provided, however, that if Fuji decides to terminate manufacturing and supplying of devices capable of performing chemical and electrolyte analyses of biological fluids for the use in the Territory at any time during the five year period, Fuji may terminate the Post-Termination Supply by notifying to Heska in writing twelve (12) months prior to a scheduled date of termination and Fuji shall discuss in good faith with Heska to agree upon the terms and conditions of Heska’s last purchases (e.g. volume, delivery schedule); and further provided that the corresponding purchase price for Post-Termination Supply shall be reasonable, and if there is any other distributor appointed in the Field and the Territory, the prices to Heska shall not be higher than those charged to such distributor.  Notwithstanding anything in this Article 9 to the contrary, in the event that Fuji continues to manufacture and supply devices capable of performing chemical and electrolyte analyses of biological fluids in the Territory, whether inside or outside of the Field, then Fuji may not elect to earlier terminate the manufacture of Products pursuant to this Section 9.5(b).  Such consumable

                                                Products, spare parts and associated products be no higher than Fuji charges any other customer in the Field and the Territory.

(c)                                  Heska shall return to Fuji all promotional and sales training materials provided to Heska by Fuji under this Agreement except as required to perform the activities set forth in Section 9.5(b).

(d)                                 Each Party shall return the other Party’s Confidential Information, except (i) as may be required for each Party to exercise any post-termination rights hereunder and (ii) for one (1) copy that may be retained in such Party’s confidential legal files.

9.6           Termination of Manufacturing.  If Fuji decides to terminate manufacturing and supplying of devices capable of performing chemical and electrolyte analyses of biological fluids for the use in the Territory, Fuji may terminate this Agreement by notifying to Heska in writing twelve (12) months prior to a schedule date of termination; provided, however, Fuji shall not terminate manufacturing of Products during the Initial Term provided in Section 9.1; and further provided that Fuji and Heska shall discuss in good faith to agree upon the terms and conditions of Heska’s last purchases (e.g. volume, delivery schedule) and Post-Termination Supply.  Notwithstanding anything in this Article 9 to the contrary, in the event that Fuji continues to manufacture and supply devices capable of performing chemical and electrolyte analyses of biological fluids for the use in the Territory, whether inside or outside of the Field, the Fuji may not elect to earlier terminate the manufacture of Products pursuant to this Section 9.5(b).

9.7           Survival.  The following Articles and Sections shall survive termination of the Agreement:  Articles 1, 5, 6, 7, 8, (except Section 8.3) 9 and 10. The provision of Section 8.3 shall survive for three (3) years from the date of any expiration or termination of this Agreement.   In addition, all provisions that must survive in order for each Party to exercise the rights granted pursuant to Section 9.5(b) shall survive termination or expiration.

ARTICLE 10.  MISCELLANEOUS

10.1         Notices.  All written notices and other communications between the Parties shall be in the English language and shall be deemed effective on the date they are received by certified air mail or confirmed facsimile addressed to the other Party at the address or facsimile number stated below.

[***] — Certain information on this page have been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

If to Fuji:

FUJIFILM Corporation
Attn:General Manager of Life Science Products Div.
26-30, Nishiazabu 2-chome Minato-ku,
Tokyo 106-8620 Japan
Facsimile Number: [***]

With copy to:	FUJIFILM Corporation
Attn:General Manager of Legal Div.
26-30, Nishiazabu 2-chome Minato-ku,
Tokyo 106-8620 Japan
Facsimile Number: [***]
If to Heska:
Heska Corporation
Attn: Chief Executive Officer
3760 Rocky Mountain Avenue
Loveland, CO 80538
Facsimile Number: [***]

With copy to:
Heska Corporation
Attn: Executive Vice President, Intellectual Property and
Business Development
3760 Rocky Mountain Avenue
Loveland, CO 80538
Facsimile Number: [***]

With additional copy to:
Osborn Maledon, P.A.
	Attn: Jonathan Ariano, Esq	.
2929 North Central Ave.
Suite 2100
Phoenix, AZ 85012
Facsimile Number: [***]

10.2         Binding Effect/Assignment.  This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their successors and assigns.  Neither Party shall have the right to assign any of its rights or obligations under this Agreement without the prior written consent of the other Party; provided, however, that with a written notice to the other Party, either Party may assign this Agreement to an Affiliate of such Party or to a successor-in-interest in the event of a merger, acquisition or sale of substantially all of the such Party’s assets or stock.

10.3         Waivers.  Any waiver by either of the Parties hereto of any rights arising from a breach of any covenants or conditions of this Agreement shall not be construed as a continuing waiver of other breaches of the same nature or other covenants or conditions of this Agreement.  Any failure by one of the Parties to assert its rights for or upon any breach of this Agreement shall not be deemed to be a waiver of such rights, nor shall such waiver be implied from the acceptance of any payment.

10.4         Relationship of the Parties.   Nothing in this Agreement or any other document or agreement between the Parties shall constitute or be deemed to constitute a partnership or joint venture between the Parties.  The relationship between Heska and Fuji shall be that of buyer and seller. No officer, agent or employee of one Party shall under any circumstances be considered the agent, employee or representative of the other Party.  Neither Party shall have the right to enter into any contracts or binding commitments in the name of or on behalf of the other Party in any respect whatsoever.

10.5         Force Majeure.  Except for Heska’s obligation to make timely payment for the Products already shipped by Fuji, neither Party shall be liable to the other Party or in default hereunder by reason of any delay or omission caused by fire, flood, strike, lockout, civil or military authority, insurrection, war, embargo, container or transportation shortage or delay of suppliers due to such causes, and delivery dates shall be extended to the extent of any delays resulting from the foregoing or similar causes.  In the event of an occurrence of an event of force majeure the Party affected thereby shall give the other Party prompt notice of the existence thereof, the causes thereof and an estimate of the reasonably anticipated delay or nonperformance under this Agreement that may be caused thereby, and such Party shall use reasonable commercial efforts and discuss in good faith with the other Party to mitigate its effects.  In spite of such efforts and discussions, if it is reasonably judged that a Party is not or is not expected to be able to perform any material obligation under this Agreement due to an event of force majeure for a period of ninety (90) days or more, either Party shall have the right to terminate this Agreement upon written notice to the other Party.

10.6         Governing Law.  This Agreement shall in all respects be governed by, and construed in accordance with, the internal laws (and not the laws of conflicts) of the State of Colorado.  The United Nations Convention on Contracts for the International Sale of Goods (1980), as amended, is specifically excluded from application to this Agreement.

10.7         Alternative Dispute Resolution.  Any and all disputes, controversies, or claims arising out of or relating to this Agreement, or the breach, termination, or invalidity thereof, shall be finally settled pursuant to the dispute resolution procedures set forth on Exhibit 10.7.

10.8         Entire Agreement.  This Agreement, including the exhibits, constitutes the entire understanding of the Parties with respect to the subject matter hereof, and supersedes all prior or contemporaneous writings or discussions, including but not limited to the Prior Agreement.  Except as otherwise expressly provided, no agreement varying or extending the terms of this Agreement shall be binding on either Party unless in a writing signed by an authorized representative of each Party.

10.9         Headings.  The headings of the paragraphs and subparagraphs of this Agreement have been added for the convenience of the parties and shall not be deemed a part hereof.

10.10       Counterparts.  This Agreement may be executed in any number of counterparts, all of which together shall constitute a single Agreement.  In proving this Agreement, it shall be necessary to produce or account for more than one counterpart signed by the Party with respect to whom proof is sought.

(Remainder of Page intentionally left blank)

IN WITNESS WHEREOF, each Party has caused this Clinical Chemistry Analyzer Agreement to be executed on its behalf by its duly authorized officer as of the Effective Date.

	FUJIFILM Corporation		Heska Corporation

By:	/s/ Yuzo Toda	By:	/s/ Joseph H. Ritter

Its:	Director, Corporate Vice President,	Its:	Executive Vice President,
	General Manager of Life Science		Global Business Operations
Products Div.

Date:	January 30, 2007	Date:	January 30, 2007

LIST OF EXHIBITS

Exhibit Number	Exhibit Name
1.13	Products and Purchase Prices
3.3	Countries to which the right of first refusal Under Section 3.3 will not apply
3.10	Bank Wire Transfer Information
4.3	Training
6.2	End User Warranties
9.7	Alternative Dispute Resolution

[***] — Certain information on this page have been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

Exhibit 1.13

PRODUCTS AND PURCHASE PRICES

Products:

                Fuji’s clinical chemistry analyzers (e.g., FDC4000i) (“Analyzers”), consumables (e.g., general chemistry slides, [***] slides, electrolyte slides, [***] slides, calibrator and control solutions, heparin, other fluids, tips, cups, tubes, other consumable products) for use with Analyzers (“Consumables”), and any improvements to Analyzers or Consumables.

Analyzers:

List Price:

[***] per Analyzer [***].  Such price includes any upgrades (software or hardware) and retrofits.

Discounts:

Development discount:                            [***]

Introductory discount:                               [***]

Loaner discounts:                                                        [***]

Field unit discounts:                                           [***]

Consumables:

List Price:                                           See Exhibit 1.13(A)

Spare Parts:

To be agreed upon by September 30, 2007

[***] — Certain information on this page have been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

Exhibit 1.13(A)

HESKA Product Name	HESKA Abbreviated Product Name	Quantity and Package	Fuji Abbreviated Product Name	Fuji Product Name	Price in US$
Albumin	ALB	24 Slides/box	ALB-P	FUJI DRI-CHEM SLIDE ALB-P	[***]
Alkaline Phosphatase	ALP	24 Slides/box	ALP-P III	FUJI DRI-CHEM SLIDE ALP-P III	[***]
ALT (GPT)	ALT	24 Slides/box	GPT/ALT-P III	FUJI DRI-CHEM SLIDE GPT/ALT-P III	[***]
Amylase	AMY	24 Slides/box	AMYL-P	FUJI DRI-CHEM SLIDE AMYL-P	[***]
AST (GOT)	AST	24 Slides/box	GOT/AST-P III	FUJI DRI-CHEM SLIDE GOT/AST-P III	[***]
BUN	BUN	24 Slides/box	BUN-P III	FUJI DRI-CHEM SLIDE BUN-P III	[***]
Calcium	CA	24 Slides/box	Ca-P III	FUJI DRI-CHEM SLIDE Ca-P III	[***]
Total Cholesterol	CHOL	24 Slides/box	TCHO-P III	FUJI DRI-CHEM SLIDE TCHO-P III	[***]
CK	CK	24 Slides/box	CPK-P IIII	FUJI DRI-CHEM SLIDE CPK-P IIII	[***]
Creatinine	CREA	24 Slides/box	CRE-P III	FUJI DRI-CHEM SLIDE CRE-P III	[***]
GGT	GGT	24 Slides/box	GGT-P III	FUJI DRI-CHEM SLIDE GGT-P III	[***]
Glucose	GLU	24 Slides/box	GLU-P III	FUJI DRI-CHEM SLIDE GLU-P III	[***]
Magnesium	MG	24 Slides/box	Mg-P III	FUJI DRI-CHEM SLIDE Mg-P III	[***]
Phosphorous	PHOS	24 Slides/box	IP-P	FUJI DRI-CHEM SLIDE IP-P	[***]
Total Bilirubin	TBILI	24 Slides/box	TBIL-P II	FUJI DRI-CHEM SLIDE TBIL-P II	[***]
Total Protein	TP	24 Slides/box	TP-P III	FUJI DRI-CHEM SLIDE TP-P III	[***]
Triglycerides	TRIG	24 Slides/box	TG-P III	FUJI DRI-CHEM SLIDE TG-P III	[***]
Uric Acid	UA	24 Slides/box	UA-P III	FUJI DRI-CHEM SLIDE UA-P III	[***]
Electrolytes	LYTES	24 Slides/box	Na-K-Cl	FUJI DRI-CHEM SLIDE Na-K-Cl	[***]
Pre-Surgical Panel (ALP, ALT, BUN, CREA, GLU, TP)	Pre-Surgical Panel	24 Slides/box (4 Panels/box)	TBA	TBA	[***]
Kidney Panel (ALB, BUN, CA, CREA, PHOS, TP)	Kidney Panel	24 Slides/box (4 Panels/box)	TBA	TBA	[***]
Liver Panel (ALB, ALP, ALT, GGT, GLU, T-Bili)	Liver Panel	24 Slides/box (4 Panels/box)	TBA	TBA	[***]
General Health Panel - Pre Surgical Panel (ALP, ALT, BUN, CREA, GLU, TP) plus T-BILI, ALB, PHOS, CA, AMY, CHOL	General Health Panel	24 Slides/box (2 Panels/box)	TBA	TBA	[***]

Electrolyte Control	LyteControl	10 amplues/box (1ml/ampule)	QE	FUJI DRI-CHEM ELECTROLYTE CONTROL QE	[***]
Chemistry Control	ChemControl	2 bottles/box (3ml/bottle)	QN	FUJI DRI-CHEM CONTROL QN	[***]
AutoTips	AutoTips	480 pieces/box	AUTO TIPS	FUJI DRI-CHEM AUTO TIPS	[***]
Mixing Cups	Mixing Cups	100 pieces/box	MIX CUPS S	FUJI DRI-CHEM MIXING CUPS S	[***]
Plain Tubes 0.5 ml	Plain Tubes 0.5 ml	500 pieces/box	PLAIN TUBE 0.5	FUJI PLAIN TUBE 0.5	[***]

[***] — Certain information on this page have been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

Exhibit 4.10

BANK WIRE TRANSFER INFORMATION

Bank Name:	THE BANK OF TOKYO-MITSUBISHI UFJ, LTD
Branch:	HEAD OFFICE
Bank Address:	2-7-1, MARUNOUCHI, CHIYODA-KU, TOKYO JAPAN
Swift Code:	BOTKJPJT
Official Name on the account:	FUJIFILM Corporation
Account No.:	[***]

[***] — Certain information on this page have been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

Exhibit 3.3

Countries to which the right of first refusal under Section 3.3 will not apply

[***]

[***] — Certain information on this page have been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

Exhibit 5.3

TRAINING

Fuji shall provide training at a time mutually agreed between Heska and Fuji, but prior to the Launch Date, at Fuji’s expenses of any costs associated with Fuji’s employees’ airfare, hotel, and other per diem expenses and at Heska’s facilities.  Such training shall include at least the following items:

[***]

Additionally, Fuji shall provide additional training (i) whenever there are significant changes made to the Analyzer and (ii) at least once every 2 years at Heska’s facilities.

Should Heska request any training at Fuji’s facility, Fuji shall provide such training at Fuji’s expense; provided however that Heska shall pay any costs associated with Heska employees’ airfare, hotel, and other per diem expenses.

[***] — Certain information on this page have been omitted and filed separately with the Securities and Exchange Commission.  Confidential treatment has been requested with respect to the omitted portions.

Exhibit 7.2

END USER WARRANTIES

Analyzers:             [***], such warranty to begin thirty (30) days after receipt of Analyzer by Heska, assuming Heska has accepted such Analyzer.

Exhibit 10.7

ALTERNATIVE DISPUTE RESOLUTION

The parties recognize that from time to time a dispute may arise relating to either Party’s rights or obligations under this Agreement (a “Dispute”). The Parties agree that any such dispute shall be resolved by the provisions set forth in this Exhibit, the result of which shall be binding upon the parties.

To begin the process, a Party first must send written notice to the other Party in accordance with the terms of the Agreement describing the dispute and requesting attempted resolution by good faith negotiations between their respective president or principal executive officer (or their designees) of the affected subsidiaries, divisions, or business units within twenty-eight (28) days after such notice is received. If the matter has not been resolved within twenty-eight (28) days of the notice of dispute, or if the parties fail to meet within such twenty-eight (28) days, either Party may initiate an ADR proceeding as provided herein. The parties shall have the right to be represented by counsel in such a proceeding.

Subject to the foregoing, a Party may seek arbitration of an unresolved Dispute in Denver, Co, in accordance with the Rules of the American Arbitration Association (“AAA”) governing commercial transactions.  The arbitration tribunal shall consist of three (3) arbitrators.  The Party initiating arbitration shall nominate one arbitrator (who shall be knowledgeable in the industry but not be affiliated with such Party) in the request for arbitration and the other Party shall nominate a second arbitrator (who shall be knowledgeable in the industry but not be affiliated with such Party) in the answer thereto.  The two arbitrators so named will then jointly appoint the third arbitrator (who shall be knowledgeable in the industry but shall not be affiliated with either Party) as chairman of the arbitration tribunal.  If either Party fails to nominate its arbitrator, or if the arbitrators named by the parties fail to agree on the person to be named as chairman within sixty (60) days, the office of the AAA in Denver, CO shall make the necessary appointments of an arbitrator or the chairman of the arbitration tribunal.  The award of the arbitration tribunal shall be final and judgment upon such an award may be entered in any competent court or application may be made to any competent court for judicial acceptance of such an award and an order of enforcement.

Notwithstanding anything herein to the contrary, nothing in this Exhibit shall preclude any Party from seeking interim or provisional relief, in the form of a temporary restraining order, preliminary injunction or other interim equitable relief concerning the Dispute, either prior to or during the Mediation if necessary to protect the interests of such Party, or to obtain specific performance of obligations under this Agreement.  Further, this Section shall be specifically enforceable.  Bringing or defending an action for such relief shall not constitute waiver of the right or avoid the obligation to mediate or arbitrate contained in this Agreement.